EXHIBIT 4.1(a)

[FORM OF REGISTERED PREFERRED SECURITY CERTIFICATE — FRONT]

6.41% NON-CUMULATIVE GUARANTEED
REGISTERED PREFERRED SECURITY, SERIES 1,
 PAR VALUE $25

GUARANTEED BY BANCO SANTANDER
CENTRAL HISPANO, S.A.

[VIGNETTE]

NUMBER:	NO. OF SECURITIES:
CUSIP

SANTANDER FINANCE PREFERRED S.A. UNIPERSONAL

INCORPORATED UNDER THE LAWS OF THE KINGDOM OF SPAIN

THIS CERTIFIES THAT _____________________________

IS THE REGISTERED OWNER OF ____________________

FULLY PAID AND NON-ASSESSABLE 6.41% NON-CUMULATIVE GUARANTEED PREFERRED SECURITIES, SERIES 1, PAR VALUE $25 (THE “SERIES 1 PREFERRED SECURITIES”), OF SANTANDER FINANCE PREFERRED S.A. UNIPERSONAL (hereinafter called the “Company”), subject to the Articles and By Laws of the Company, transferable on the books of the Company upon surrender of this Certificate properly endorsed by the holder in person or by duly authorized attorney. This Certificate is not valid unless countersigned by the Transfer Agent and Registrar.

The Company’s corporate address is Plaza de Canalejas 1, Madrid Spain.  The Company is registered with the Commercial Registry of Madrid under Volume 19747, Folio 171 Sheet M-347560 and its tax identification number is A-83916395.

Pursuant to the Stock Transfer Agency Agreement dated March 11, 2004, The Bank of New York, located at 101 Barclay Street, New York, New York 10286, has been designated as the registrar, transfer agent and paying agent for this issuance and has agreed to provide for the payment of remuneration, the redemption price and the liquidation amounts on behalf of the Company, after it has approved payment of such amounts, or in the absence of the latter, by Banco Santander Central Hispano. S.A.

 The Series 1 Preferred Securities have been documented in a public deed granted before the Notary Public of Madrid, Spain, Mr. Miguel Ruíz-Gallardón Garía de la Rasilla under 1,776 of his official files.

Witness the common seal of the Company and the signatures of its duly authorized officers.

Date:

Chairman	Secretary

COUNTERSIGNED AND REGISTERED
BANK OF NEW YORK
TRANSFER AGENT AND REGISTRAR

By:
Authorized Officer

2

[FORM OF PREFERRED SECURITY CERTIFICATE - REVERSE]

GUARANTEE

THE HOLDER OF THIS SECURITY IS ENTITLED TO THE BENEFITS, AND IS SUBJECT TO THE LIMITATIONS, OF THE PAYMENT AND GUARANTEE AGREEMENT, DATED AS OF MARCH 8, 2004, (THE “GUARANTEE”), EXECUTED AND DELIVERED BY BANCO SANTANDER CENTRAL HISPANO, S.A. (THE “BANK”) FOR THE HOLDERS FROM TIME TO TIME OF THIS SECURITY. COPIES OF THE GUARANTEE ARE AVAILABLE UPON WRITTEN REQUEST TO THE SECRETARY OF SANTANDER FINANCE PREFERRED S.A. UNIPERSONAL (THE “COMPANY”).

DESCRIPTION OF THE PREFERRED SECURITY

Set forth below is condensed information concerning the Company’s 6.41%, Non-Cumulative Preferred Securities, Series 1 ($25 Par Value) (the “Series 1 Preferred Securities”). The summary below does not purport to be complete and is subject to, and qualified in its entirety by reference to a public deed of issuance dated March 8, 2004 and the resolutions adopted by the shareholders and the Board of Directors of the Company establishing the rights, preferences, privileges, limitations and restrictions relating to the Series 1 Preferred Securities. The Company will furnish without charge to each shareholder of the Series 1 Preferred Securities who so requests a statement of the designations, powers, preferences and relative, participating, optional or other special rights of the Series 1 Preferred Securities , and the qualifications, limitations or restrictions of such preferences and/or rights. Such requests should be made to the Secretary of the Company or Bank of New York as registrar, transfer agent and paying agent of the Series 1 Preferred Securities .

Distributions

The holders of the Series 1 Preferred Securities will be entitled to receive non-cumulative cash distributions (the “Distributions”) accruing from the date of original issue of the Series 1 Preferred Securities and payable quarterly in arrears on March 11, June 11 September 11 and December 11, in each year, commencing June 11, 2004.

The Distributions payable on each share of Series 1 Preferred Securities will be fixed at a rate per annum of 6.41% of their par value of $25.

Distributions on the Series 1 Preferred Securities will be payable to the record holders thereof as they appear on the register for the Series 1 Preferred Securities on record dates, which will be on the 15th day immediately preceding the relevant payment dates. In the event that any date on which distributions are payable on the Series 1 Preferred Securities is not a day on which banks in Madrid, Spain and the City of New York, State of New York are open for business and on which foreign exchange dealings may be conducted in Madrid, Spain and the City of New York, State of New York (a “business day”), then payment of the Distributions payable on such date will be made on the next succeeding day which is a business day (and without any interest or any other payment in respect of any such delay).

Distributions on the Series 1 Preferred Securities will be non-cumulative and shall not be payable to the extent that

•         the aggregate of such Distributions, together with (a) any other distributions previously paid during the then-current fiscal year and (b) any distributions proposed to be paid during the then-current calendar quarter, in each case on or in respect of (i) the Series 1 Preferred Securities and any other Preferred Securities (as defined below) and (ii) all other preferred securities issued by the Bank and ranking equally as to participation in profits with the Bank’s obligations under the Guarantee, would exceed the Distributable Profits of the immediately preceding fiscal year; or

•         even if Distributable Profits are sufficient, if under applicable Spanish banking regulations affecting banks which fail to meet their capital ratios on a parent company only basis or on a consolidated basis, the Bank would be limited in making payments on preferred securities that it issued, in such case, in respect of preferred securities ranking equally as to participation in profits with the Bank’s obligations under the Guarantee.

As used above:

•         the term “Distributable Profits” means, for any fiscal year, the Bank’s reported net profit, determined after tax and extraordinary items for that year, as derived from the Bank’s audited, non-consolidated profit and loss account prepared in accordance with generally accepted accounting principles in Spain and under the requirements and guidelines of the Bank of Spain and other Spanish law in effect at the time of the preparation even if not yet approved at the general shareholders meeting. In the event that on any distribution payment date, the audit of the non-consolidated profit and loss account has not been completed, the reference to be used to calculate the Distributable Profits will be the balance of the unaudited non-consolidated profit and loss account of the Bank as reported in the financial statements delivered to the Bank of Spain in respect of December 31 of the preceding fiscal year;

•         the term “Preferred Securities” includes any preferred securities issued under the second additional rule of Spanish Law 13/1985 and any other preferred securities and preference shares issued under different jurisdictions of the Company or other subsidiaries of the Bank, including preferred securities and preference shares issued through any subsidiary of the Bank established in other jurisdictions that are entitled to the benefits of a guarantee ranking equally as to participation in profits with the Bank’s obligations under the Guarantee; and

•         the term, “distribution” includes any distribution on the preferred securities issued under Spanish Law 13/1985 and any dividends paid or to be paid on the Preferred Securities.

If Distributions are not paid in full on the Series 1 Preferred Securities, all distributions paid upon the Series 1 Preferred Securities and all other Preferred Securities will be paid pro rata among the Series 1 Preferred Securities and all such other Preferred Securities, so that the amount of distribution payment per security will have the same relationship to each other that the nominal or par value per security of the Series 1 Preferred Securities and all other Preferred Securities bear to each other.

Holders of the Series 1 Preferred Securities will have no other right to participate in the profits of the Company.

Liquidating Distributions

In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the holders of the Series 1 Preferred Securities at the time outstanding will be entitled to receive out of the assets of the Company available for distribution to holders, before any distribution is made to holders of ordinary shares or any other class of shares of the Company ranking junior as to participation in assets to the Series 1 Preferred Securities, together with the holders of any other series of Preferred Securities of the Company ranking equally with the Series 1 Preferred Securities as to participation in assets, a liquidating distribution of $25 per Series 1 Preferred Security, plus an amount equal to accrued and unpaid Distributions for the then current distribution period to the date of payment

If at the time that any liquidation distribution is to be paid, proceedings are also pending or have been commenced for the voluntary or involuntary liquidation, dissolution or winding-up of the Bank or for a reduction in the Bank’s shareholders’ equity pursuant to Article 169 of the Spanish Corporation Act (Ley de Sociedades Anónimas), then the liquidation distribution to be paid to the holders of all Preferred Securities of the Company, of all Preferred Securities of other subsidiaries of the Bank and of preferred securities issued by the Bank, will be limited to and not exceed the amount per  Series 1 Preferred Security that would have been paid as the liquidation distribution from the assets of the Bank (after payment in full in accordance with Spanish law of all creditors of the Bank, including holders of subordinated debt but excluding holders of any guarantee or any other contractual right expressed to rank equally with or junior to the Guarantee), had all such Preferred Securities been issued by the Bank and ranked junior to all liabilities of the Bank, ranked equally to the most senior preferred securities, if any, of the Bank and ranked senior to the Bank’s ordinary shares.

The above limitation will apply even if the Company has at the time sufficient assets to pay the liquidation distribution to the holders of all Preferred Securities, including the Series 1 Preferred Securities.

If the foregoing liquidation distribution relating to the Series 1 Preferred Securities and other Preferred Securities and any other liquidation distribution cannot be made in full due to the limitation described above, then all payments will be made pro rata in the proportion that the amount available for payment bears to the full amount that would have been payable, had there been no such limitation.

Upon receipt of payment of the liquidation distribution, all holders of Series 1 Preferred Securities will have no right or claim on any of the remaining assets of either the Company or the Bank.

If the Bank liquidates, dissolves, winds up, or reduces its shareholders’ equity pursuant to Article 169 of the Corporations Law of Spain, the Bank will exercise its voting rights in order to liquidate the Company. In that case, the amount per security that the Company pays as a liquidation distribution to the holders of Series 1 Preferred Securities and other Preferred Securities will, as described under that section of the Guarantee entitled “Description of the Guarantee — Liquidation Distribution”, be equal to, but not exceed, the liquidation distribution per Series 1 Preferred Security that would have been paid from the assets of the Bank had all such Preferred Securities been issued by the Bank.

Except as provided above, the Bank will not permit, and will not take any action to cause the liquidation, dissolution or winding-up  of the Company.

Optional Redemption

The Series 1 Preferred Securities are redeemable, at the option of the Company, subject to the consent of the Bank of Spain, in whole but not in part, on or after March 11, 2009, upon not less than 30 nor more than 60 days’ notice prior to the relevant redemption date by mail to each record holder, at the redemption price of $25 per Series 1 Preferred Security, plus the accrued and unpaid Distribution for the then-current quarterly distribution payment period to the date fixed for redemption

If the Company gives notice of redemption of the Series 1 Preferred Securities then by 12:00 Noon, New York time on the relevant redemption date, the Company will irrevocably deposit with the paying agent, funds sufficient to pay the foregoing redemption price, including the amount of accrued and unpaid Distribution for the then-current distribution period to the date fixed for redemption, and give the paying agent irrevocable instructions and authority to pay the redemption price to the holders of the Series 1 Preferred Securities.

If the notice of redemption has been given, and the funds deposited as required, then on the date of such deposit distributions on the Series 1 Preferred Securities called for redemption shall cease, such securities will no longer be considered outstanding and the holders will no longer have any rights as holders except the right to receive the redemption price.

If either the notice of redemption has been given and the funds are not deposited as required on the date of such deposit or if the Company or the Bank improperly withholds or refuses to pay the redemption price of the Series 1 Preferred Securities, the distributions will continue to accrue at the rate specified from the redemption date to the date of actual payment of the redemption price.

In order to comply with certain applicable Spanish capital adequacy regulations in force on March 11, 2004, neither the Company nor the Bank or any of their respective subsidiaries will at any time purchase Series 1 Preferred Securities without the prior consent of the Bank of Spain, and in any event not earlier than March 11, 2009. Notwithstanding the foregoing, if Spanish law were to change and such purchases are permitted before March 11, 2009, then, subject to applicable law, the Company, the Bank and any of their respective subsidiaries may at any time and from time to time purchase outstanding Series 1 Preferred Securities by tender, in the open market or by private agreement. Any Series 1 Preferred Securities so purchased by the Company will be immediately cancelled.

Voting Rights

The holders of Series 1 Preferred Securities will not have any voting rights unless either the Company or the Bank, under the Guarantee, fails to pay Distributions in full on the Series 1 Preferred Securities for four consecutive distribution payment periods.  In such event, the holders of outstanding Series 1 Preferred Securities, together with the holders of any other Preferred Securities of the Company then also having the right to vote for the election of directors, acting as a single class without regard to series, will be entitled to:

•         appoint two additional members of the board of directors of the Company,

•         remove any such board member from office and

•         appoint another person(s) in place of such member(s).

This can be accomplished by either written notice given to  by the holders of a majority in liquidation preference or an ordinary resolution passed by the holders of a majority in liquidation preference of the securities present in person or by proxy at a separate general meeting of the holders convened for that purpose.

If the written notice of the holders is not given as provided in the preceding paragraph, the board of directors of the Company, or a duly authorized committee of the board of directors, is required to convene a separate general meeting for the above purpose, not later than 30 days after this entitlement arises.

If the board of directors of the Company, or its duly authorized committee, fails to convene this meeting within the required 30-day period, the holders of 10% in liquidation preference of the outstanding Series 1 Preferred Securities and other Preferred Securities of the Company are entitled to convene the meeting. The provisions of the Articles of the Company that relate to the convening and conduct of the general meeting of shareholders will also apply to any separate general meeting.  The Company will determine the place where the separate general meeting will be held.

Immediately following a resolution for the appointment or the removal of additional members to the board of directors, the general meeting of holders shall give notice of such to: (1) the board of directors of the Company so that it may, where necessary, call a general meeting of the shareholders of its Company; and (2) the shareholder of the Company, so that they may hold a general meeting of shareholders.

The shareholder of the Company has undertaken to vote in favor of the appointment or removal of the directors so named by the general meeting of the holders and to take all necessary measures in such regard.

Once distributions have been paid in full on both the Series 1 Preferred Securities and any other Preferred Securities of the Company for four consecutive distribution periods, any member of the board of directors of the Company that has been appointed in the manner described in the preceding paragraphs is required to vacate office.

Under the Articles of the Company, its board of directors must have a minimum of three members and a maximum of eleven directors. Any amendments or abrogations of the rights, preferences and privileges of the Series 1 Preferred Securities will not be effective, unless otherwise required by applicable law and except with either the consent in writing of the holders of at least two-thirds of the outstanding Series 1 Preferred Securities and Rule 144A Preferred Securities or with the sanction of a special resolution passed at a separate general meeting by the holders of at least two-thirds of the outstanding Series 1 Preferred Securities and Rule 144A Preferred Securities.

If the Company or the Bank under any guarantee, has paid in full the most recent distribution payable on each series of the Company’s Preferred Securities, the Company, the holders of its ordinary shares, or its Board of Directors may, without the consent or sanction of the holders of its Preferred Securities take any action required to issue additional Series 1 Preferred Securities or authorize, create and issue one or more other series of Preferred Securities of the Company ranking equally with the Series 1 Preferred Securities, as to the participation in profits and assets of the Company, without limit as to the amount or take any action required to authorize, create and issue one or more other classes or series of shares of the Company ranking junior to the Preferred Securities, as to the participation in the profits or assets of the Company. However, if the Company or the Bank under any guarantee, have not paid in full the most recent distribution payable on each series of Preferred Securities, then the prior consent of the holders of at least two thirds in liquidation preference of the outstanding Preferred Securities of the Company will be required to carry out such actions.  Such consent may be granted in writing by the holders or with the sanction of a special resolution passed at a separate general meeting of holders.

The holders of the Series 1 Preferred Securities, by their subscription of such securities, waive all rights of priority, that may arise for being formalized as a Spanish public deed, which would be entitled under Spanish law, with respect to holders of other Preferred Securities of the Company issued after March 11, 2004.

The vote of the holders of Series 1 Preferred Securities is not required to redeem and cancel the Series 1 Preferred Securities. Spanish law does not impose any restrictions on the ability of holders of Preferred Securities, who are not residents or citizens of Spain to hold or vote such securities.

If the shareholders of the Companypropose a resolution providing for the liquidation, dissolution or winding-up of the Company, the holders of all the outstanding Preferred Securities of the Company will be entitled to receive notice of and to attend the general meeting of shareholders called to adopt this resolution and will be entitled to hold a separate and previous general meeting of holders and vote together as a single class without regard to series on such resolution, but not on any other resolution. This resolution will not be effective unless approved by the holders of a majority in liquidation preference of all the outstanding Preferred Securities of the Company and the result of this vote shall be disclosed at the general shareholders meeting as well as the fact that the shareholder of the Companyhas undertaken to vote in the correspondent general shareholders meeting in conformity with the vote of the separate general meeting of holders

Notice, attendance, or approval is not required if the liquidation, dissolution and winding-up of the Company is initiated due to either the liquidation, dissolution or, winding up of the Bank or a reduction in shareholders’ equity of the Bank under Article 169 of the Corporations Law of Spain.

The Company shall cause a notice of any meeting at which the holders of Series 1 Preferred Securities are entitled to vote, to be mailed to each record holder of Series 1 Preferred Securities.  This notice will include a statement regarding the date, time and place of the meeting, a description of any resolution to be proposed for adoption at the meeting at which the holders are entitled to vote and instructions for the delivery of proxies.

Transfers

The transfer of  Series 1 Preferred Securities, and the benefit of the Guarantee in respect thereof, may be registered upon the surrender of the certificate evidencing the Series 1 Preferred Securities to be transferred, together with the form of transfer endorsed on it duly completed and executed, at the office of the transfer agent and registrar.

Registration of transfers of securities of Series 1 Preferred Securities will be effected without charge by or on behalf of the Company, but upon payment (or the giving of such indemnity for the benefit of the Company as the transfer agent and registrar may require) in respect of any tax or other governmental charges which may be imposed in relation to it.

The Company will not be required to register the transfer of any Series 1 Preferred Securities after such securities have been called for redemption.

Replacement of Lost Certificates

If any certificate of the Series 1 Preferred Securities is mutilated or alleged to have been lost, stolen or destroyed, a new certificate representing the same securities may be issued to the holder upon request but subject to delivery of this certificate or (if alleged to have been lost, stolen or destroyed) compliance with such pre-conditions of indemnity and the payment of out-of-pocket expenses of the Company in connection with such request as the board of directors of the Company may determine.

Miscellaneous

The Company is not subject to any mandatory redemption or sinking fund provisions with respect to the Series 1 Preferred Securities.  Holders of Series 1 Preferred Securities have no preemptive rights.

The signature of this transfer must conform exactly with the name on the certificate without changes or abbreviations of any kind.

For value received, I (we) hereby sell and transfer to:

Series 1 Preferred Securities represented by this certificate, and do hereby irrevocably appoint and constitute attorney to transfer the said securities on the books of the Company, with full power to that effect.

(Date)	(Place)

Witness